FOR IMMEDIATE RELEASE

Golden Telecom reports the results for the third quarter and revises its financial guidance for 2004

MOSCOW, Russia (November 4, 2004) — Golden Telecom, Inc., (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial results for the third quarter ended September 30, 2004. Consolidated revenue in the third quarter 2004 rose 70% compared to the same quarter in 2003 to $152.8 million. Net income rose to $16.1 million, up 29% compared to the same period in the previous year.

Here are some of the highlights for the third quarter 2004 vs. the third quarter 2003:

•	Consolidated revenues of $152.8 million – up 70%

•	Consolidated operating income of $25.8 million – up 41%

•	Consolidated net income of $16.1 million – up 29%

•	Consolidated net cash flow from operations of $47.5 million – up 173%

•	Consolidated EBITDA[1] of $45.3 million – up 54%

Alexander Vinogradov, Chief Executive Officer and President of Golden Telecom, Inc. commented: “I am pleased with the third quarter operating results. The 70% growth in revenue during this period compared to the same quarter of 2003 demonstrates that our core business units have performed well. In addition, we continue to benefit from the on-going integration of Comincom and Combellga into Sovintel’s operational structure. In conjunction with our strong increase in revenues, we are seeing increases in overall margins in our Business and Corporate segment but continue to see our Carrier and Operator margins impacted by price increases for services received from incumbent operators.

We are in the process of finalizing the acquisition of Hudson Telecom, a Delaware company, which owns 100% of Digital Telephone Networks and 100% of Digital Telephone Switches. Hudson Telecom comprises one of the largest regional alternative operators in Russia, operating in Rostov-on-Don and the surrounding area. We expect the transaction to close in the fourth quarter of 2004 for a total purchase price of $45 million.”

Brian Rich, Chief Financial Officer of Golden Telecom, Inc., noted: “Due to strong results across major product and segment lines, Golden Telecom is revising its financial guidance given previously for 2004. The previous revenue guidance of $510 to $530 million has been increased to $580 to $590 million. Our operating income guidance will remain unchanged in the range of $105 to $110 million due to, among other things, Sarbanes-Oxley compliance and other consulting and recruiting expenses, severance expenses related to the Comincom and Combellga integration, and funding for our new long-term incentive bonus program. In addition, we have seen increased volumes of lower margin voice over Internet Protocol (VoIP) sales. The previous depreciation and amortization guidance has been increased from $65 to $75 million to $75 to $80 million.

We continue to follow our strategy of regional expansion. The project for the construction of the inter-city fiber optic link which we launched in the middle of this year with VimpelCom will be continued into 2005. At present, we are constructing a fiber optic link from Moscow to Ufa through Nizhny Novgorod and Kazan. Subject to weather conditions, we expect that this fiber optic line will be operational in 2005. We intend to connect our operations in the European part of Russia to this backbone network and plan to invest a total of approximately $40 to $50 million in this and related backbone projects through 2007.”

As part of Golden Telecom’s network infrastructure development, its Board of Directors approved several investment projects totaling approximately $20 million which were not part of the previous 2004 guidance.

These projects include:

•	Construction of the inter-city fiber optic network connecting Moscow, Nizhny Novgorod, Ufa and Kazan – $8.9 million.

•	Construction of a 10,000 number switch in Ufa – $1.7 million.

•	Deployment of a wireless local access network in four key regional markets – $2.4 million.

•	Purchase of interconnect infrastructure in Moscow – $3.1 million.

•	Purchase of a new interconnect billing system – $1.6 million.

Consequently, Golden Telecom is revising its 2004 guidance for capital expenditures from $85 to $95 million to $110 to $115 million. The company expects capital expenditures as a percentage of total revenue to remain in the previous range of 18% – 19%.

Michal Cupa, Chief Operating Officer of Golden Telecom, Inc. commented: “We believe that these expenditures will allow us to effectively meet the growing demands of our customers. The expansion of our fiber optic capacity along our heavy traffic and high cost routes will allow us to connect our operations in the European part of Russia to this backbone network. This project will allow Golden Telecom to reduce transmission costs and thereby mitigate declines in traffic margins.”

In the third quarter of 2004, Golden Telecom transferred 20% of its ownership interest in its Ukrainian subsidiary to a Ukrainian partner in exchange for services provided by the partner. This transaction resulted in a charge to operating income of approximately $3.6 million, with $2.1 million allocated to the Business and Corporate line of business segment, and $1.5 million allocated to the Carrier and Operator line of business segment. For the nine months ended September 30, 2004, Golden Telecom’s Ukrainian subsidiary represented 9% of Golden Telecom’s consolidated revenue and 5% of its total assets.

In November 2004, Golden Telecom declared a cash dividend of $0.20 per common share to shareholders of record as of November 12, 2004. The company will pay the total amount payable of $7.3 million to shareholders on November 22, 2004. After payment of this dividend, Golden Telecom will have paid to its shareholders $21.8 million in dividends in 2004.

On September 30, 2004, Golden Telecom marked the fifth anniversary of the listing of its shares on NASDAQ. This event was ceremoniously marked in New York where Golden Telecom opened trading on NASDAQ. Mr. Vinogradov noted that over the past five years, Golden Telecom increased its revenue fourfold through organic growth, emphasis on customer service, and through strategic acquisitions.

More Third Quarter 2004 Results (amounts in millions, except per share data and percentages):

			3Q04		3Q04
	3Q04	3Q03	vs 3Q03	2Q04	vs 2Q04
Consolidated revenues	$152.8	$90.1	70%	$138.8	10%
Operating income	$25.8	$18.3	41%	$25.2	2%
Operating margin	17%	20%		18%
Income tax	$9.0	$5.5	64%	$7.4	22%
Effective income tax rate	36%	31%		30%
Net income	$16.1	$12.5	29%	$16.9	(5%)
Net income per share (fully diluted)	$0.44	$0.43	2%	$0.46	(4%)
Diluted weighted average shares	36.6	29.1	26%	36.5	0%
Cash paid for purchases of property, equipment and intangible assets	$31.7	$15.0	111%	$28.5	11%

About Golden Telecom (www.goldentelecom.com)
Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay networks in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, and Krasnoyarsk and via intercity fiber optic and satellite-based networks – including approximately 200 combined access points in Russia and other countries of the CIS. Golden Telecom offers mobile services in Kiev and Odessa.

This press release presents measures not derived in accordance with US GAAP. Such measures should not be considered substitutes for any measures derived in accordance with US GAAP and may also be inconsistent with similar measures presented by other companies.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include the benefits from the on-going integration of Comincom and Combellga, the expected acquisition of Hudson Telecom, our expected regional expansion including our fiber optic link and the expected benefits of such, revised financial guidance, including our expected investment projects, and the payment of a dividend. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the benefits from the on-going integration of Comincom and Combellga will not continue, the possibility that the proposed Hudson Telecom acquisition will not be completed because of Hudson Telecom’s failure to meet the conditions precedent or otherwise, that increasing competition may limit growth opportunities, and that our financial guidance may not prove to be reliable or that we are unable to complete our projected investment project. Other risks and uncertainties include political, economic and regulatory developments in Russia, Ukraine, Kazakhstan and Uzbekistan and increasing competition that may limit growth opportunities. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in Golden Telecom’s filings with the U.S. Securities and Exchange Commission including Golden Telecom’s periodic reports on Form 8-K filed during 2004, and GoldenTelecom’s annual report on Form 10-K for the year ended December 31, 2003.

FOR MORE INFORMATION, CONTACT:
Public Relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9332

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations (unaudited)
(Amounts in millions, except per share data)

	Three Months Ended:		Nine Months Ended:
	9/30/03	9/30/04	9/30/03	9/30/04
Revenues	$90.1	$152.8	$249.2	$424.8
Operating costs and expenses:
Access and network services (excluding depreciation and amortization)	44.9	78.0	121.6	216.5
Selling, general and administrative (excluding depreciation and amortization)	15.8	29.5	42.6	81.0
Depreciation and amortization	11.1	19.5	32.1	55.2

Operating Income	18.3	25.8	52.9	72.1
Other income (expense):
Equity in earnings of ventures	—	0.1	—	0.3
Foreign currency loss	(0.1)	(0.5)	—	(0.7)
Interest income (expense), net	(0.1)	—	(0.9)	0.3
Minority interest	(0.1)	(0.3)	(0.3)	(0.8)

Total other expense	(0.3)	(0.7)	(1.2)	(0.9)
Income before income taxes	18.0	25.1	51.7	71.2
Income taxes	5.5	9.0	14.5	23.5

Net Income	$12.5	$16.1	$37.2	$47.7

Basic earnings per share of common stock:
Basic earnings per share	$0.44	$0.44	$1.35	$1.32

Weighted average common shares — basic	28.2	36.3	27.6	36.2

Diluted earnings per share of common stock:
Diluted earnings per share	$0.43	$0.44	$1.32	$1.30

Weighted-average common shares — diluted	29.1	36.6	28.3	36.5

Cash dividend per share of common stock	$—	$—	$—	$0.40

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Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets (unaudited)
(Amounts in millions)

	12/31/03	9/30/04
ASSETS
Current assets
Cash and cash equivalents	$65.2	$61.3
Accounts receivable, net	74.0	90.9
VAT receivable	14.8	18.1
Prepaid expenses and other assets	34.2	38.6

Total current assets	188.2	208.9
Property and equipment, net	283.1	335.5
Goodwill, net	144.0	146.3
Intangible assets, net	104.8	104.0
Restricted cash and other assets	9.1	10.3

TOTAL ASSETS	$729.2	$805.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$65.8	$80.4
VAT payable	10.2	16.3
Debt maturing within one year and capital lease obligations	4.0	2.8
Other current liabilities	17.9	20.1

Total current liabilities	97.9	119.6
Long-term debt and capital lease obligations	4.0	2.3
Other liabilities	40.3	48.8

TOTAL LIABILITIES	142.2	170.7
Minority interest	2.7	11.1
SHAREHOLDERS’ EQUITY
Common stock	0.4	0.4
Additional paid-in capital	663.4	669.2
Accumulated deficit	(79.5)	(46.4)

TOTAL SHAREHOLDERS’ EQUITY	584.3	623.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$729.2	$805.0

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Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions)

	Nine Months Ended:
	9/30/03	9/30/04
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$63.1	$109.8
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(42.8)	(86.1)
Acquisitions, net of cash acquired	(15.3)	(15.0)
Restricted cash	0.4	—
Other investing	2.1	0.9

NET CASH USED IN INVESTING ACTIVITIES	(55.6)	(100.2)
FINANCING ACTIVITIES
Repayments of debt	(31.1)	(0.5)
Net proceeds from exercise of employee stock options	20.3	4.2
Cash dividends paid	—	(14.5)
Other financing	(1.4)	(2.5)

NET CASH USED IN FINANCING ACTIVITIES	(12.2)	(13.3)

Effects of exchange rate changes on cash and cash equivalents	—	(0.2)

Net decrease in cash and cash equivalents	(4.7)	(3.9)
Cash and cash equivalents at beginning of period	59.6	65.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$54.9	$61.3

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Golden Telecom, Inc.
Line-of-Business Statistics (unaudited)
(Amounts in millions)

The following table presents our consolidated segment information for the last five quarters.

Revenue	9/30/03	12/31/03	3/31/04	6/30/04	9/30/04
Business and Corporate	$46.7	$59.6	$72.9	$78.9	$84.6
Carrier and Operator	32.9	39.1	45.7	44.7	53.4
Consumer Internet	7.2	9.3	11.1	11.4	10.9
Mobile	3.6	3.5	3.6	4.0	4.2
Corporate and Eliminations	(0.3)	(0.2)	(0.1)	(0.2)	(0.3)

Total Consolidated Revenue	$90.1	$111.3	$133.2	$138.8	$152.8

Operating income
Business and Corporate	$12.5	$10.9	$16.4	$18.7	$19.6
Carrier and Operator	6.9	7.3	6.1	7.7	7.0
Consumer Internet	(0.8)	(0.5)	1.0	0.6	0.5
Mobile	1.7	1.0	0.8	1.2	1.3
Corporate and Eliminations	(2.0)	(1.9)	(3.2)	(3.0)	(2.6)

Total Consolidated Operating Income	$18.3	$16.8	$21.1	$25.2	$25.8

Operating Margin %	20.3%	15.1%	15.8%	18.2%	16.9%
Business and Corporate	26.8%	18.3%	22.5%	23.7%	23.2%
Carrier and Operator	21.0%	18.7%	13.3%	17.2%	13.1%
Consumer Internet	-11.1%	-5.4%	9.0%	5.3%	4.6%
Mobile	47.2%	28.6%	22.2%	30.0%	31.0%

Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions)

	Three Months Ended:		Nine Months Ended:
	9/30/03	9/30/04	9/30/03	9/30/04
EBITDA[1]	$29.4	$45.3	$85.0	$127.3
Depreciation and amortization	11.1	19.5	32.1	55.2

Operating Income	18.3	25.8	52.9	72.1
Other income (expense):
Equity in earnings (losses) of ventures	—	0.1	—	0.3
Foreign currency gain (loss)	(0.1)	(0.5)	—	(0.7)
Interest income (expense), net	(0.1)	—	(0.9)	0.3
Minority interest	(0.1)	(0.3)	(0.3)	(0.8)

Total other expense	(0.3)	(0.7)	(1.2)	(0.9)
Income before income taxes	18.0	25.1	51.7	71.2
Income taxes	5.5	9.0	14.5	23.5

Net Income	$12.5	$16.1	$37.2	$47.7

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The following table presents selected operating data2 related to our consolidated and non-consolidated ventures at and for the periods shown:

	Three Months Ended:
	3/31/04	6/30/04	9/30/04
Total contracts
Business and Corporate Services	103,837	141,688	148,490
Carrier and Operator Services	1,137	938	1,005
Dial-up Internet access subscribers[3]	404,953	385,541	376,392
Total active cellular subscribers	46,669	50,975	55,760
Total employees – consolidated entities	3,072	3,283	3,344
Total employees – non-consolidated entities	139	140	99

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	MCT Corp. is not included in the operating data shown.

3.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.